FOR IMMEDIATE RELEASE:	October 16, 2003
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS THIRD QUARTER RESULTS

St. Paul, Minn (10/16/03)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for the third quarter ended September 30, 2003. Revenue for the third quarter was $3,325,000, up from revenue of $3,243,000 for the prior quarter and revenue of $3,219,000 for the third quarter of 2002. Net loss for the third quarter was $516,000, or $.05 per share. Excluding an unusual tax benefit, the net loss for the third quarter of 2002 would have been $655,000, or $.07 per share. Including the tax benefit, the net loss for the third quarter of 2002 was $215,000, or $.02 per share.

“We continue to see signs that a recovery in the semiconductor industry is in progress but is proceeding slowly,” said Joseph C. Levesque, president and chief executive officer. “The IC equipment market is improving but customer uncertainty continues to focus equipment purchases primarily on short term and immediate production requirements. This continued customer uncertainty affected the timing of the placement of some customer orders that we expected to book late in the third quarter and that were delayed until early in the fourth quarter. Had these delayed orders come in as expected in the third quarter, our book to shipment ratio would have been substantially above parity for the quarter.”

Mr. Levesque continued, “We believe the trends toward increasing semiconductor unit volumes and tightening capacity utilization rates will continue, and accordingly we expect to see improvement in the IC equipment market in coming quarters. We believe recovery in our industry will be steady and broad based with significant improvement being realized as soon as the first quarter of 2004. We anticipate that our revenues for the fourth quarter will show a more moderate increase from third quarter revenues and we are managing our business accordingly.”

To supplement the disclosure of the company’s results that are determined in accordance with generally accepted accounting principles (GAAP), Aetrium also discloses pro forma or non-GAAP results of operations that exclude certain charges and gains that the company considers to be unusual or non-

recurring. The company believes that the additional pro forma measures are useful to investors in performing financial analysis and making additional relevant period-to-period comparisons. Management uses these measures internally to establish operational goals, to evaluate the company’s operating performance, and in planning and forecasting the company’s future periods.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2002.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and discrete electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,

	2003	2002	2003	2002

Net sales	$3,325	$3,219	$9,638	$9,513
Cost of goods sold	1,588	1,492	4,665	4,336

Gross profit	1,737	1,727	4,973	5,177

Gross profit percent	52.2%	53.7%	51.6%	54.4%
Operating expenses:
Selling, general and administrative	1,549	1,844	4,585	5,464
Research and development	714	557	1,929	1,687
Unusual charges	0	0	149	0

Total operating expenses	2,263	2,401	6,663	7,151

Loss from operations	(526)	(674)	(1,690)	(1,974)
Other income, net	10	19	33	75

Loss before income taxes and cumulative effect of a change in accounting principle	(516)	(655)	(1,657)	(1,899)
Income taxes	0	440	0	440

Loss before cumulative effect of a change in accounting principle	(516)	(215)	(1,657)	(1,459)
Cumulative effect of a change in accounting principle	0	0	0	(6,486)

Net loss	$(516)	$(215)	$(1,657)	$(7,945)

Loss per common share (basic and diluted):
Loss before cumulative effect of a change in accounting principle	$(0.05)	$(0.02)	$(0.17)	$(0.15)
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(0.69)

Net loss	$(0.05)	$(0.02)	$(0.17)	$(0.84)

Weighted average common shares outstanding (basic and diluted)	9,477	9,477	9,477	9,476

Aetrium Incorporated
Pro Forma Consolidated Statements of Operations (1)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,

	2003	2002	2003	2002

Net sales	$3,325	$3,219	$9,638	$9,513
Cost of goods sold	1,588	1,492	4,665	4,336

Gross profit	1,737	1,727	4,973	5,177

Gross profit percent	52.2%	53.7%	51.6%	54.4%
Operating expenses:
Selling, general and administrative	1,549	1,844	4,585	5,464
Research and development	714	557	1,929	1,687

Total operating expenses	2,263	2,401	6,514	7,151

Loss from operations	(526)	(674)	(1,541)	(1,974)
Other income, net	10	19	33	75

Loss before income taxes	(516)	(655)	(1,508)	(1,899)
Income taxes	0	0	0	0

Net loss	$(516)	$(655)	$(1,508)	$(1,899)

Net loss per share (basic and diluted)	$(0.05)	$(0.07)	$(0.16)	$(0.20)

Weighted average common shares outstanding (basic and diluted)	9,477	9,477	9,477	9,476

(1) Management believes that supplementary pro forma information is useful to investors in performing financial analysis and making additional relevant period-to-period comparisons. Management uses these measures internally to establish operational goals, to evaluate the company’s operating performance, and in planning and forecasting the company’s future periods. Pro forma results are calculated by beginning with results determined in accordance with Generally Accepted Accounting Principles (GAAP), and then excluding items which we believe are unusual or non-recurring items. Following is a reconciliation of GAAP net loss to pro forma net loss:

	Three Months ended September 30,		Nine Months ended September 30,

	2003	2002	2003	2002

Net loss — GAAP	$(516)	$(215)	$(1,657)	$(7,945)
Operating expenses — restructuring charge	0	0	149	0
Cumulative effect of a change in accounting principle — goodwill impairment charge recorded upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”	0	0	0	6,486
Income tax benefit	0	(440)	0	(440)

Net loss — pro forma	$(516)	$(655)	$(1,508)	$(1,899)

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	September 30,	December 31,
	2003	2002

Assets:
Cash and cash equivalents	$4,512	$5,796
Accounts receivable, net	2,333	1,628
Inventories — operations	6,513	6,815
Inventories — shipped equipment subject to revenue deferral	233	544
Other current assets	226	152

Total current assets	13,817	14,935

Property and equipment, net	289	472
Identifiable intangible assets, net	1,971	2,634
Other assets	37	40

Total assets	$16,114	$18,081

Liabilities and shareholders’ equity:
Trade accounts payable	$1,018	$597
Accrued liabilities	1,525	2,256

Total liabilities	2,543	2,853

Shareholders’ equity	13,571	15,228

Total liabilities and shareholders’ equity	$16,114	$18,081